Exhibit 99-o





               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            FORM 11-K




(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1993

                               OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                     to


                  Commission File Number 1-9941



                       PSI RESOURCES, INC.
            EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN
                    (Full title of the plan)





                       PSI RESOURCES, INC.
  (Name of issuer of the securities held pursuant to the plan)







                      1000 East Main Street
                   Plainfield, Indiana  46168
            (Address of principal executive offices)

               FINANCIAL STATEMENTS AND EXHIBITS



                                                                      Page No.

(a)  Financial Statements
     Report of Independent Public Accountants                             3
     Statements of Financial Condition as of
          December 31, 1993 and 1992                                      4
     Statements of Income and Other Changes in Plan Equity
          for the Years Ended December 31, 1993, 1992, and 1991           5
     Notes to Financial Statements                                       6-8
     Financial Statement Schedules:
          Schedules I, II, and III are not applicable


(b)  Exhibits
     1)  Consent of Independent Public Accountants

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Plan Administrator of
the PSI Resources, Inc. Employee
Stock Purchase and Savings Plan:

We have audited the accompanying statements of financial condition of the PSI RESOURCES, INC. EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN as of December 31, 1993 and 1992, and the statements of income and other changes in plan equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of December 31, 1993 and 1992, and the results of its operations and changes in plan equity for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.


                                            ARTHUR ANDERSEN & CO.


Indianapolis, Indiana,
April 22, 1994

                      PSI RESOURCES, INC.

            EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

                STATEMENTS OF FINANCIAL CONDITION



                                                December 31

                                             1993          1992

Cash (Purchase Savings Accounts)          $1 691 098     $474 872

Plan Equity                               $1 691 098     $474 872




The accompanying notes are an integral part of these financial statements.

                      PSI RESOURCES, INC.

            EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

      STATEMENTS OF INCOME AND OTHER CHANGES IN PLAN EQUITY
      FOR THE YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991



                                            1993         1992        1991

     Interest income (Purchase
       Savings Accounts)                 $   29 807  $    71 697  $   96 618

     Contributions from participants
       (Note C)                           1 245 118    1 462 710   1 803 760

     Purchases of PSI Resources, Inc.
       common stock and
       terminations (Note E)                (58 699)  (3 741 897)   (261 365)

     Income and other changes in Plan
       equity for the period             $1 216 226  $(2 207 490) $1 639 013

     Plan equity at beginning of the
       period                               474 872    2 682 362   1 043 349

     Plan equity at end of the period    $1 691 098  $   474 872  $2 682 362



The accompanying notes are an integral part of these financial statements.

                      PSI RESOURCES, INC.
            EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN
                  NOTES TO FINANCIAL STATEMENTS

Note A - Plan Description

         PSI Resources, Inc.'s (Resources) Employee Stock Purchase and Savings Plan (Plan) is an employee stock purchase plan, established in 1990, in which eligible employees of Resources and its subsidiaries may be granted stock options within the meaning of Section 423 of the Internal Revenue Code of 1986 (Code), as amended, to purchase Resources' common stock (Common Stock). The administrative expenses of the Plan are paid by PSI Energy, Inc. (Energy), Resources' principal subsidiary. Further details of the Plan are provided in the Plan prospectus which has been distributed to all Plan participants.

Note B - Accounting Principles

         The accounts of the Plan are maintained on an accrual basis.

Note C - Investment Program

         Under the Plan, funds withheld from an employee's compensation during a 26 month offering period are deposited in an interest-bearing savings account (Purchase Savings Account) with NBD Bank, N.A.
         At the end of the offering period, each employee specifies the portion of the Purchase Savings Account, including interest, to be applied to the purchase of Common Stock at the price established on the first day of the offering period. Funds not used to purchase Common Stock are returned to the employee.

         Under the Plan, the purchase price of each share of Common Stock is equal to the fair market value of a share of Common Stock on the first date of the offering period, less five percent. The fair market value of a share of Common Stock is the closing price of the Common Stock as reported in the "New York Stock Exchange Composite Transactions" published in The Wall Street Journal for such date or, if no trading occurs on such date, the last date prior to the date on which trading occurred.

         The initial offering under the Plan allowed eligible employees the option to purchase Common Stock at $16.506 per share on August 31, 1992. The second offering under the Plan allows for the purchase of Common Stock at $18.05 per share on October 31, 1994. With respect to the second offering, eligible employees purchased 71,188 shares of Common Stock at $18.05 per share on February 2, 1994. This accelerated opportunity was a result of the approval of the merger with The Cincinnati Gas & Electric Company (CG&E) by Resources' shareholders in November 1993 (see Note F beginning on page 7).

         The number of employees enrolled in the Plan at December 31, 1993, 1992, and 1991 were 721, 774, and 1,066, respectively.

Note D - Income Tax Status

         The Plan is an employee stock purchase plan under Section 423 of the Code. Amounts withheld from an employee's compensation for deposit to the employee's Purchase Savings Account are from after tax dollars. Interest on the Purchase Savings Account is taxable in the year earned. Dividends paid after the shares are purchased are taxable in the year received.

         Gains or losses on sales of Common Stock purchased pursuant to the Plan must be reported to the Internal Revenue Service by the participant in the year of sale. Gains and losses may be characterized as ordinary or capital, as described below.

         Capital losses are available for offset against any capital gains, and in addition, any excess capital losses, whether long- or short-term, are allowed to offset up to $3,000 of ordinary income. Excess capital losses can be carried over to offset income in future years, subject to the same limitations.

         Section 423 of the Code imposes a holding period of two (2) years from the commencement of the offering period and one (1) year from the date of purchase. If the holding period is met, then the difference between the purchase price and the lesser of the fair market value of the Common Stock (i) on the first day of the offering period, or (ii) at the date of sale, is taxed as ordinary income in the year the Common Stock is sold. Any remaining gain is taxed as long-term capital gain. If the Common Stock is sold for less than the purchase price, the employee has a long-term capital loss.

         If the holding period is not met, then the difference between the purchase price and the fair market value at the time of purchase is taxed as ordinary income. The difference between the selling price and the purchase price plus the amount of ordinary income is a capital gain or loss.

Note E - Purchases of Common Stock and Terminations

         An employee may at any time, before the end of the offering period, terminate participation in the Plan. Upon termination, all funds, including interest, in the employee's Purchase Savings Account are returned to the employee. Requests for termination received but not yet processed by the Plan have not been included in the financial statements and total $2,826 in 1993, $629 in 1992, and $12,064 in 1991.

         If an employee's employment is terminated, all funds, including interest, in the employee's Purchase Savings Account will be returned to the employee. If termination is due to retirement, the employee may purchase all or fewer than all of the shares of Common Stock which may be purchased with the funds then on deposit in the employee's Purchase Savings Account. Funds not applied to purchase Common Stock will be returned to the employee.

         If termination is due to death, the employee's estate or beneficiary may purchase all or fewer than all of the shares of Common Stock which may be purchased with the funds then on deposit in the deceased employee's Purchase Savings Account. Funds not applied to purchase Common Stock will be paid to the deceased employee's estate or beneficiary.

Note F - Change in Control

         Resources is a party to a Master Trust Agreement whereby all accrued benefit payments or awards under certain employee benefit plans are to be funded in the event of a "potential change in control" (as defined in the Master Trust Agreement). The Master Trust Agreement provides for the payment of amounts which may become due under such plans, subject only to claims of general creditors of Resources in the event Resources were to become bankrupt or insolvent. As of December 31, 1993, Resources had issued to the trustee of its Master Trust Agreement 69,520 shares of Common Stock for all employees participating in the Plan. This issuance was required as a result of the announcement of the merger with CG&E (see Note G below).

         In the event of a "change in control" of Resources (as defined in the Plan), each employee has the right within three (3) months from the change in control or the "purchase date" (as defined in the Plan), whichever is earlier, to elect to purchase all, or fewer, of the shares the employee has the right to purchase.

Note G - Pending Merger with CG&E

         Resources, Energy, and CG&E entered into an Agreement and Plan of Reorganization dated as of December 11, 1992, which was subsequently amended and restated on July 2, 1993, and as of September 10, 1993 (as amended and restated, the "Merger Agreement"). Under the Merger Agreement, Resources will be merged with and into a newly formed corporation named CINergy Corp. (CINergy) and a subsidiary of CINergy will be merged with and into CG&E (collectively referred to as the "Mergers"). Pursuant to the terms of the Merger Agreement, CINergy will adopt a replacement plan (Replacement Plan) substantially in the form of the Plan, with such changes therein that shall be required to extend the requirements for eligibility to participate in such plan to eligible employees of CG&E and any of its subsidiaries, together with such other and further changes that may be deemed necessary or appropriate by CINergy. CINergy shall reserve for issuance 2,000,000 shares of CINergy common stock under its Replacement Plan. The Replacement Plan shall amend and supersede the Plan, and the Plan shall, as of the effective date of the Mergers, be merged with and into the Replacement Plan. With respect to the second offering under the Plan, if the Mergers are consummated prior to October 31, 1994, the exchange ratio provided for in the Merger Agreement will be applied to the previously established price of $18.05 per share, and eligible Energy employees will have the option to purchase CINergy common stock at the price computed from this exchange ratio.

                                                       EXHIBIT 1









            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




          As independent public accountants, we hereby consent to the incorporation of our report included in this Form 11-K into PSI Resources, Inc.'s previously filed Registration Statement File Nos. 33-28820, 33-29407, 33-34456, 33-56882, and 33-51255.



                                     ARTHUR ANDERSEN & CO.



Indianapolis, Indiana,
April 28, 1994.